Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto Announces Pricing of $200 Million Convertible Senior Notes Offering;

Initial Purchasers Exercise $30 Million Over-allotment Option

NEWPORT BEACH, Calif. – April 12, 2007 – The TriZetto Group, Inc. (NASDAQ: TZIX) today reported that it has priced its previously announced private placement of $200 million principal amount of Convertible Senior Notes due 2012. In addition, TriZetto has announced that the initial purchasers today exercised their option to purchase an additional $30 million principal amount of the notes to cover over-allotments in full, bringing the total principal amount of notes to be sold to $230 million. The notes were sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The notes will accrue interest at an annual rate of 1.125% and will be convertible, at the holder’s option, in certain circumstances, into common stock of TriZetto at an initial conversion rate of 45.5114 shares of TriZetto’s common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $21.97, or a 17.5% conversion premium based on the last reported sale price of $18.70 per share of TriZetto’s common stock on April 11, 2007.

TriZetto estimates that the net proceeds from this offering will be approximately $222.6 million, after deducting estimated discounts, commissions, and expenses.

TriZetto is using a portion of the net proceeds of the offering to pay the net cost of the convertible note hedge and warrant transactions to be entered into in connection with the offering. The convertible note hedge transactions are intended to reduce the dilution to TriZetto’s common stock upon potential future conversion of the notes. The convertible note hedge transactions have an exercise price equal to the conversion price of the notes. TriZetto also entered into separate warrant transactions, with affiliates of one or more of the initial purchasers, which have an exercise price that is 70% higher than the last reported sale price of TriZetto’s common stock on April 11, 2007, or $31.79 per share.

The sale of the notes and the settlement of the note hedge and warrant transactions are expected to be consummated on or about April 17, 2007. The consummation of the various proposed transactions are subject to customary conditions and contingencies.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

The statements in this press release regarding the timing of the proposed private placement and its terms are forward-looking statements that involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the securities being offered.

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Contacts:	Investors:	Media:
	Brad Samson 949-719-2220 brad.samson@trizetto.com	Audrey McDill 303-495-7197 audrey.mcdill@trizetto.com